Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Medtronic Holdings Limited on Form S-4 of our report dated November 21, 2013 (July 11, 2014 as to the effects of the change in segment reporting structure described in Notes 10 and 22) relating to the consolidated financial statements of Covidien plc (the “Company”) which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in the Company’s presentation of comprehensive income in 2012 to conform to new authoritative guidance issued by the Financial Accounting Standards Board, appearing in the Current Report on Form 8-K of Covidien plc dated July 11, 2014 and our report on November 21, 2013 relating to the financial statement schedule and the effectiveness of Covidien plc’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Covidien plc for the year ended September 27, 2013.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

August 26, 2014